Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into by Dr. Jack O. Vance (“Consultant”) and International Rectifier Corporation (the “Company”), effective as of August 18, 2010.

Recitals

WHEREAS, Consultant is currently a member of the Board of Directors of the Company;

WHEREAS, Consultant’s term as a Director of the Company is set to expire at the Company’s 2010 annual meeting;

WHEREAS, Consultant does not intend to seek reelection as a Director of the Company;

WHEREAS, Company desires to retain Consultant as an independent contractor consultant, and Consultant desires to act in such capacity, to advise, consult with, and assist the Company on an as-needed basis; and

WHEREAS, the parties intend that the relationship created and communications covered by this Agreement, and the work product created from both, be protected to the fullest extent permitted by law, including, but not limited to, California Code of Civil Procedure Sections 2018.010, et seq., the work product doctrine, and case law relating to both.

NOW, THEREFORE, in consideration of the promises, and of the mutual terms, conditions and covenants set forth below, Consultant and the Company agree as follows:

Agreement

1.             Consultant will not seek reelection as a Director of the Company at the Company’s 2010 annual meeting.

2.             The Company will continue to provide Consultant with his existing rights to indemnification under that certain Indemnification Agreement between Company and Consultant, dated as of September 15, 2008, the Company’s bylaws, and applicable Delaware law.

3.             Consultant agrees that he will provide the Company with consulting services.  Consulting services will be performed under the supervision of an attorney representing the Company or the Board of Directors of the Company to the extent such services involve or are related to any current or future actions, lawsuits, or other proceedings that have been or may be filed based on events that occurred while Consultant served as a Director of the Company (collectively, “Litigation”).

4.             The Company agrees that it will provide updates regarding the status of Litigation to Consultant upon request, but not to exceed once per month, unless the attorney representing the Company or the Board of Directors of the Company deems it necessary or appropriate to update Consultant more frequently.  The Company also agrees that it will provide Consultant with at least three days’ written or emailed notice of all meetings involving one or more Directors of the Company that involve discussion of Litigation, including, but not limited to, meetings of the Board of Directors of the Company where the status of Litigation is scheduled to be discussed.  The purpose of such notice is to keep Consultant informed about the status of Litigation and to give

Consultant the opportunity to raise with the Company prior to the meeting any matter that he believes should be addressed during the meeting.  Nothing in this Paragraph 4 will obligate the Company to disclose to Consultant information that the Company reasonably believes to be material, non-public information.

5.             Except for time spent by Consultant providing deposition or trial testimony, the Company will pay Consultant a fee of $2400 per day (comprising at least three hours) for time spent by Consultant performing services as described in Paragraphs 3 and 4 of this Agreement.  Consultant will waive the fee for time spent up to three days per quarter during the first year of the Agreement, which will be cumulative.  One year after the effective date of this Agreement, all days that have accumulated over the past year will expire, and Consultant will not waive any fee for time spent on consulting services.  The Company will also reimburse Consultant for travel, lodging, and other out-of-pocket expenses reasonably and necessarily incurred in connection with the performance by Consultant of all services under this Agreement, including, but not limited to, deposition and trial testimony.  The Company will pay Consultant’s fees and expenses on at least a quarterly basis, subject to receipt of an invoice and, if applicable, appropriate supporting documentation.

6.             The Company will use its reasonable best efforts to limit Consultant’s deposition testimony in any one action or proceeding to no more than three days.

7.             In order for Consultant to carry out his responsibilities under this Agreement, Consultant may receive (and may have already received) communications regarding or access to legal theories, privileged information, attorney work product, confidential information, or matters subject to a protective order.  Consultant agrees that he will not disclose any such information, work product, opinions, facts, data, or other confidential information to any person or entity, including persons, businesses, or instrumentalities of any government, to whom disclosure has not been authorized in writing by the Company.  Nothing in this Agreement, however, shall be construed as prohibiting disclosure pursuant to a valid court order or subpoena provided, however, that upon receipt of any subpoena or court order requiring the giving of testimony or the production of documents covered by this Agreement, that Consultant shall promptly give notice of receipt of that subpoena or court order and provide a copy of it to the General Counsel for the Company sufficiently in advance of the time for the giving of testimony to allow the Company to seek to quash or modify the subpoena or court order, as appropriate.

8.             This Agreement shall be governed by the laws of the State of California as to all matters, including, but not limited to, matters of its validity, construction, effect, and performance, except that no effect shall be given to California’s choice-of-law principles.  Any disputes arising out of, relating to, or in connection with this Agreement or any subsequent claimed breach of this Agreement shall be resolved in a final, binding arbitration in Los Angeles County, California, pursuant to the version of the JAMS Streamlined Arbitration Rules and Procedures effective July 15, 2009 or the Comprehensive Arbitration Rules and Procedures effective July 15, 2009, whichever is deemed more appropriate by the assigned arbitrator, and without giving effect to Rule 3 of either set of those Rules (relating to the “Amendment of the Rules”).

11.           This Agreement may not be amended or supplemented except in a writing signed by Consultant and the Company.  Consultant and the Company each agree to execute such additional documents or to provide such additional information as may be reasonably requested by the other to carry out the provisions of this Agreement.

12.           This Agreement may be executed in counterparts.  A fax copy of a signature on this Agreement shall be conclusive evidence of a signature hereto.

Agreed and understood:

International Rectifier Corporation

Dr. Jack O. Vance	By:
Title: